Exhibit 10.1

Armada Oil, Inc.

10777 Westheimer Road,

Suite 1100

Houston, Texas 77042

Telephone: (800) 676-1006

This Employment Agreement (the “Agreement”) is made and entered as of October 11, 2012, by and between Armada Oil, Inc. (the “Company”), a Nevada corporation, having an office located at 10777 Westheimer Road, Suite 1100, Houston, Texas 77042, and James J. Cerna, Jr. (the “Executive”), a resident of the State of California.

RECITALS

WHEREAS, Company and Executive desire to enter into this Agreement to memorialize the employment relationship between Company and Executive; and

WHEREAS, subject to the terms and conditions of this Agreement, Executive shall retain his current positions with the Company as its President and Chief Executive Officer and shall be appointed to the position of Chairman of the Board of Directors.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree as follows:

1.	Position and Duties.

(a)          Executive Positions. Executive shall retain his position with the Company as its President and Chief Executive Officer and shall be appointed to the role of Chairman of the Board of Directors and/or to such other positions as the Company’s Board of Directors (the “Board”) may from time to time designate (collectively, the “Executive Positions”). Executive’s services hereunder shall include, but not be limited to performing all duties consistent with the role of President and Chief Executive Officer. In performance of Executive’s duties, Executive shall be subject to the direction of, and be reporting directly to, the Company’s Board; anything herein to the contrary notwithstanding, if requested by the Board, Executive will immediately resign from any Executive Positions in which Executive may be serving at such time, including as that of a Board member. Executive’s execution of this Agreement constitutes acceptance of the appointment as the Company’s President and Chief Executive Officer and Chairman of the Board.

(b)          Full Time Efforts. Except during vacations, holidays and other leave time, Executive agrees to devote full time efforts, professional attention, knowledge, and experience as may be necessary to carry on his duties pursuant to this agreement and the fulfillment of Executive’s responsibilities in accordance with the Executive Positions. For purposes of clarity, except with respect to subsidiaries of the Company, Executive may not render executive services to, or serve as a director of, any other Person without the prior written approval of the Board. However, nothing in this Paragraph 1(b) shall be construed as preventing Executive from pursuing any of the following: (i) investing and managing Executive’s personal assets and investments, so long as such assets and investments are not in businesses which are in direct competition with the Company or otherwise present a conflict of interest with the Company; and (ii) participating in civic, charitable, religious, industry and professional organizations and functions. However, Executive will provide the Board with prior written notice, as provided in Paragraph 17 of this Agreement, of prior to acceptance of a position as an officer or director of another company or his participation in a group pursuant to Paragraph 1(b)(ii) in an executive position.

(c)          Travel. Executive shall be available to travel as the needs of the Company’s Business require.

(d)          Code of Ethics. During the term of this Agreement and at any time during which Executive is serving in the Executive Positions with the Company Executive agrees to adhere to the Company’s Code of Ethics and Business Conduct, which Executive previously signed and returned to the Company.

2.	Term of Employment.

Executive’s employment shall have a term of three (3) years commencing on the Start Date, as defined below, and shall terminate on the three year anniversary of the Start Date, unless otherwise extended by mutual consent by Executive and the Company. Notwithstanding anything herein to the contrary, the Company may terminate Executive’s employment in the manner further described in Paragraph 10.

3.	Compensation.

(a)          Salary. Commencing October 1, 2012 (the “Start Date”), Executive shall be paid a monthly salary of $15,000.00 (and as modified from time to time hereunder, the “Monthly Payment”) ($180,000 per year), the salary is payable in 24 installments of $7,500.00 each on the 15th and last day of each calendar month during the term of this Agreement, less all payroll and other required tax withholdings. The Monthly Payment shall be prorated for any partial months during the term of this Agreement. Executive’s salary shall be subject to periodic review and adjustment in accordance with the Company’s salary review policies and practices then in effect for its senior management.

(b)          Bonus. Executive shall be eligible for an annual bonus (the “Bonus”) of up to 100% of Executive’s annual salary as then in effect. The awarding of the Bonus shall be at the sole discretion of the Board after consultation with the Board’s Compensation Committee. The Board shall make its decision regarding any Bonus, if any, to be awarded to Executive no later than December 25 of any given year and payment of the Bonus, if any, shall be made on January 15 of the next year, less all payroll and other required tax withholdings, or as otherwise in accordance with the Company’s then existing payroll practices. Notwithstanding the Effective Date, for the decision regarding bonus for the year ending December 31, 2012, the Board shall determine Executive’s Bonus, if any, for the period of January 1, 2012 through December 31, 2012.

(c)          Stock Options. As an incentive to enter into and undertake employment pursuant to this Agreement, Executive will be granted stock options as follows:

(i) Number, Vesting and Exercise Price. Subject to Executives execution and delivery of this Agreement and the definitive Stock Option Agreement substantially in the form of Appendix B hereto (the “Stock Option Agreement”), Executive shall receive a total of 800,000 options (the “Options”) to purchase up to an aggregate of 800,000 shares of the Company’s common stock; the Options are subject to and shall have such further restrictions, vesting requirements and exercise provisions as are set forth in the Stock Option Agreement. Subject to the foregoing the Options shall vest as follows:

(5)	50,000 options shall vest immediately upon Executive’s entry into this Agreement;
(6)	250,000 options shall vest upon the one year anniversary of Executive’s entry into this Agreement;
(7)	250,000 options shall vest upon the two year anniversary of Executive’s entry into this Agreement; and
(8)	250,000 options shall vest upon the three anniversary of Executive’s entry into this Agreement.

In the event Executive’s relationship with the Company is terminated pursuant to Paragraph 10 prior to the end of the term of this Agreement as set forth in Paragraph 2, other than “For Cause” all outstanding but unvested options shall immediately vest.

(ii) Term of the Options. Subject to the earlier termination provisions set forth in the Stock Option Agreement, the Option shall have a term of five (5) years from the date such Options vest. The granting of the Options shall be effective only upon delivery of a fully executed Stock Option Agreement.

4.	Additional Benefits.

(a)          Medical Insurance Reimbursement. During the term of this Agreement, the Company agrees to pay Executive a monthly stipend of up to $1,300 per month (“Medical Insurance Reimbursement”) in addition to his annual salary to cover medical insurance premiums until such time that the Company can make available an alternative medical insurance plan. Nothing herein shall be deemed to impose any other or further obligation or liability on the part of the Company with respect to any medical costs incurred by Executive during the term of his employment.

(b)          Executive shall be entitled to two weeks of paid vacation each calendar year. Vacation will accrue on January 1 of each year. No compensation shall be paid for accrued but untaken vacation.

(c)          Business Expense Reimbursement. Executive shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses necessarily incurred in the performance of Executive’s duties hereunder, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company (collectively, “Business Expense Reimbursement”).

(d)          D&O Insurance; Officer Liability. The Company currently maintains D&O insurance and Executive shall be named on such D&O insurance as the Company’s President and Chief Executive Officer. The Company’s Bylaws provide that it will indemnify its directors, officers, employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties.

(e)          Miscellaneous. In addition to the other benefits set forth in this Paragraph 4, Executive may also participate, subject to Board approval, in all other present and future employee benefit plans of the Company for its senior executive staff, provided that Executive meets the eligibility requirements for participation in any such plans. The Company shall use commercially reasonable efforts to provide Executive with directors’ and officers’ liability insurance under the policies for such insurance arranged by the Company from time to time upon such terms and in such amounts as the Board may reasonably determine in its discretion. The Company shall, to the full extent permitted by, and subject to, applicable law, defend Executive, indemnify and hold harmless as to all suits, actions, and claims made against Executive arising out of his actions as an officer and/or employee of the Company.

5.	Executive’s Representations and Warranties.

Executive represents and warrant to the Company that:

(a)          The execution, delivery and performance of this Agreement by Executive does not conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under any contract, agreement or understanding, whether oral or written, to which Executive is a party or of which Executive or should be aware and that there are no restrictions, covenants, agreements or limitations on his right or ability to enter into and perform the terms of this Agreement, and agrees to indemnify and save the Company and its affiliates harmless from any liability, cost or expense, including attorney’s fees, based upon or arising out of any such restrictions, covenants, agreements, or limitations that may be found to exist;

(b)          Executive is not party to any ongoing civil or criminal proceedings, and has not been party such proceedings within the past ten years, and does not know of any such proceeding that may be threatened or pending against him; and

(c)          Executive is not currently engaged in activities, and will not knowingly engage in future activities, that may cause embarrassment to the Company or tarnish the reputation or public image of the Company, including but not necessarily limited to association with or party to: any criminal behavior(s) such as drug use, theft, or any other potential or active violation of law; political controversy, civil disobedience, or public protest; lewd, lascivious behavior.

6.	Discoveries and Works.

All Discoveries and Works which are made or conceived by Executive during the term of this Agreement, solely, jointly or with others, that relate to the Company’s present or anticipated activities, or are used or useable by the Company within the scope of this Agreement shall be owned by the Company. Executive shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by the Company, as the case may be, to evidence or better assure title to Discoveries and Works in the Company, as so requested; (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the Company; (c) assist the Company in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works; and (d) promptly execute, whether during the term of this Agreement or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company and to protect the title of the Company thereto, including but not limited to assignments of such patents and other rights. Any Discoveries and Works which, within one year after the expiration or termination of the term of this Agreement, are made, disclosed, reduced to tangible or written form or description, or are reduced to practice by Executive and which pertain to the business carried on or products or services being sold or delivered by the Company at the time of such termination shall, as between Executive and, the Company, be presumed to have been made during the term of this Agreement. Executive acknowledge that all Discoveries and Works shall be deemed “works made for hire” under the U.S. Copyright Act of 1976, as amended 17 U.S.C. Sect. 101.

7.	Intellectual Property.

(a)	Assignment.

(i)          Executive agrees to make full written disclosure to the Company and will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all of his right, title and interest in and to any Intellectual Property. Without limiting the foregoing, all copyrightable works that Executive creates during his employment with the Company shall be considered “work made for hire.”

(ii)          Any interest in Intellectual Property which Executive now, or hereafter during the period he is employed by the Company, may own or develop relating to the fields in which the Company may then be engaged shall belong to the Company; Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) all of his right, title and interest in and to all Work Product, including without limitation all patent, copyright, trademark and other intellectual property rights therein and thereto. If Executive has any such rights that cannot be assigned to the Company, Executive waives the enforcement of such rights, and if Executive has any rights that cannot be assigned or waived, he hereby grants to the Company an exclusive, irrevocable, perpetual, worldwide, fully paid license, with right to sublicense through multiple tiers, to such rights. Such rights shall include the right to make, use, sell, improve, commercialize, reproduce, distribute, perform, display, transmit, manipulate in any manner, create derivative works based on, and otherwise exploit or utilize in any manner the subject intellectual property.

(iii)           Executive’s obligation to assign his rights to Intellectual Property under this Paragraph 7 shall not apply to any inventions and all Discoveries and Works expressly identified in the attached Appendix A attached hereto which were developed prior to the his performance of services hereunder for the Company, provided however that inventions to be developed by the Executive during the term of this Agreement may be subsequently added to the Schedule upon the mutual agreement of the Executive and the Company that such inventions are outside the scope of the Agreement. Executive acknowledges that there are, and may be, future rights that the Company may otherwise become entitled to with respect to the Intellectual Property that do not yet exist, as well as new uses, media, means and forms of exploitation throughout the universe exploiting current or future technology yet to be developed, and Executive specifically intends the foregoing assignment of rights to the Company to include all such now known or unknown uses, media and forms of exploitation. Executive agrees to cooperate with the Company, both during and after the term of his employment, in the procurement and maintenance of the Company’s rights to the Intellectual Property and to execute, when requested, any and all applications for domestic and foreign patents, copyrights and other proprietary rights or other documents and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company, to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property and to otherwise carry out the purpose of this Agreement.

(iv)          If the Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure any signature for any of the assignments, licenses or other reasonably requested documents pertaining to the intellectual property rights referenced herein within ten (10) days of the delivery of said documents to Executive, then Executive hereby irrevocably designates and appoints the Company and his duly authorized officers and agents as his agent and attorney in fact, to act for and on Executive’s behalf and stead and to execute and file said documents and do all other lawfully permitted acts to further the perfection, defense and enjoyment of the Company’s rights relating to the subject Intellectual Property with the same legal force and effect as if executed by Executive. Executive stipulates and agrees that such appointment is a right coupled with an interest, and will survive his incapacity or unavailability at any future time.

(b)          Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Intellectual Property made by him (solely or jointly with others) during the term of his employment with the Company. The records will be in the form of notes, sketches, drawings, electronic or digital data, and any other format that may be specified by the Company. The records will be available to, and remain the sole property of, the Company at all times.

(c)          Patent and Copyright Registrations. Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Intellectual Property Items and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto and the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property Items, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

8.	Non-competition and Non-Solicitation and Non-Circumvention.

(a)          Non-competition. Except as authorized by the Board, during Executive’s employment by the Company and for a period of one (1) year thereafter, Executive will not (except as an officer, director, stockholder, employee, agent or consultant of the Company or any subsidiary or affiliate thereof) either directly or indirectly, whether or not for consideration, (i) in any way, directly or indirectly, solicit, divert, or take away the business of any person who is or was a customer of the Company, or in any manner influence such person to cease doing business in part or in whole with Company; (ii) engage in a Competing Business; (iii) except for investments or ownership in public entities, mutual funds and similar investments, none of which constitute more than 5% of the ownership or control of such entities, own, operate, control, finance, manage, advise, be employed by or engaged by, perform any services for, invest or otherwise become associated in any capacity with any person engaged in a Competing Business; or (iv) engage in any practice the purpose or effect of which is to intentionally evade the provisions of this covenant. For purposes of this section, “Competing Business” means any business which is in competition with any of the business of the Company and its subsidiaries as conducted at the time of termination of this Agreement, in either the geographic locations where the Company conducts its business or the geological formations that the Company was drilling or targeting at the time of termination. For greater clarity, in the event the Company is actively disposing of an asset in a particular geographic location or geological formation, other companies operating in that particular geographic location or geological formation will not be deemed to be a Competing Business.

(i) Notwithstanding, Company acknowledges that Executive may have other existing outside interests. Provided such:

a. interests do not affect his ability to competently perform obligations hereunder, and

b. Entities do not compete with any Company business, Company hereby consents to allow Executive to continue to provide services to such other entities.

(b)          Non-Solicitation and Non-Circumvention. For a period of one year following Executive’s employment with the company, Executive will not directly or indirectly, whether for Executive’s account or for the account of any other individual or entity, solicit or canvas the trade, business or patronage of, or sell to, any individuals or entities that were investors, customers or employees of the Company during the period during which Executive was employed by the Company, or prospective customers with respect to whom a sales effort, presentation or proposal was made by the Company or its affiliates, during the one year period prior to the termination of Executive’s employment. Without limiting the foregoing, Executive shall not, directly or indirectly, (i) solicit, induce, enter into any agreement with, or attempt to influence any individual who was an employee or consultant of the Company at any time during the time Executive was employed by the Company, to terminate his or her employment relationship with the Company or to become employed by Executive or any individual or entity by which Executive is employed or (ii) interfere in any other way with the employment, or other relationship, of any employee or consultant of the Company or its affiliates.

(c)          Requirement to Safeguard Confidential Information. All Confidential Information of the Company is expressly acknowledged by Executive to be the sole property of the Company, and the disclosure of the Confidential Information shall not be deemed to confer any rights with respect to such Confidential Information on Executive. Executive will exercise reasonable care to ensure the confidentiality of the Confidential Information. All confidential information which Executive may now possess, or may obtain or create prior to the end of the period Executive is employed by the Company, relating to the business of the Company, or any customer or supplier of the Company, or any agreements, arrangements, or understandings to which the Company is a party, shall not be disclosed or made accessible by Executive to any other person or entity either during or after the termination of his employment or used by Executive except during Executive’s employment by the Company in the business and for the benefit of the Company, without the prior written consent of the Company. Nothing herein shall be construed as an obligation of the Company to consent to the terms and conditions of any such request and under no circumstances shall any such approval be deemed to waive, alter or modify the terms and conditions of this Agreement. Executive shall return all tangible evidence of such confidential information to the Company prior to or at the termination of Executive’s employment.

9.	Enforcement.

(a)	Provisions Reasonable. It is acknowledged and agreed that:

(i) both before and since the Start Date the Company has operated and competed and will operate and compete in a global market, with respect to the Company’s Business;

(ii) competitors of the Company are located in countries around the world;

(iii) in order to protect the Company adequately, any enjoinder of competition would have to apply world-wide;

(iv) during the course of Executive’s employment by the Company, both before and after the Start Date, on behalf of the Company, Executive has acquired and will acquire knowledge of, and Executive has come into contact with, initiated and established relationships with and will come into contact with, initiate and establish relationships with, both existing and new clients, customers, suppliers, principals, contacts and prospects of the Company, and that in some circumstances Executive has been or may well become the senior or sole representative of the Company dealing with such persons; and

(v) in light of the foregoing, the provisions of Paragraphs 6, 7 and 8 are reasonable and necessary for the proper protection of the business, property and goodwill of the Company and the Company’s Business.

(b)      Enforcement. Nothing herein contained shall be construed as prohibiting the Company or Executive from pursuing any remedies available for any breach or threatened breach of this Agreement. A waiver by the Company or Executive of any breach of any provision hereof shall not operate or be construed as a waiver of a breach of any other provision of this Agreement or of any subsequent breach.

10.	Termination.

Except as otherwise provided herein, this Agreement shall terminate upon the first to occur of the expiration of the term provided for in Paragraph 2 or Executive’s death. However, nothing contained in this Paragraph 10 shall be construed to abrogate the obligations of the Company to Executive, or Executive’s personal representative, or his heirs, as the case may be, in respect of all rights which shall accrue prior or subsequent to termination.

(a)          Manner of Termination. The Company and Executive may terminate this Agreement, with or without cause, for any reason whatsoever, by providing written notice (the “Termination Notice”), in accordance with this Paragraph 10, to the other specifying the date of termination (the “Termination Date”).

(b)          The Company shall have the right to terminate Executive’s employment of the Executive Positions for “Cause,” in which event no compensation shall be paid or other benefits furnished to Executive after termination for Cause. Termination for Cause shall be effective immediately upon notice being sent to Executive.

(i)          Definition of Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) Executive’s repeated refusal or failure to perform any of his duties and responsibilities as determined from time to time by the Company, including, without limitation: (a) Executive’s persistent neglect of duty or chronic unapproved absenteeism (other than for a temporary or permanent disability) which remains uncured to the reasonable satisfaction of the Company following thirty (30) days’ written notice from the Company of such alleged fault; and (b) Executive’s refusal to comply with any reasonable and lawful directive or policy of the Company which refusal is not cured by Executive within thirty (30) days of such written notice from the Company; (ii) Executive acts (including a failure to act) in a manner which constitutes gross and willful misconduct or gross negligence in the performance of his duties; (iii) Executive commits an act of fraud, personal dishonesty or misappropriation relating to the Company or its affiliates; (iv) Executive commits a material act of dishonesty, embezzlement, unauthorized use or disclosure of Confidential Information or other intellectual property or trade secrets, common law fraud or other fraud with respect thereto; (v) a breach by Executive of a material provision of this Agreement or any other written agreement with the Company; (vi) Executive’s commission, indictment for or conviction of (or the entry of a plea of a nolo contendere or equivalent plea) in a court of competent jurisdiction, a felony or any misdemeanor involving material dishonesty or moral turpitude; or (vii) Executive’s habitual or repeated misuse of, or habitual or repeated performance of his duties under the influence of, alcohol or controlled substances.

(ii)         Termination by Company Other Than For Cause. The Company shall have the right to terminate Executive’s employment prior to its normal expiration under this Agreement, without cause, in which event the Company shall pay Executive in one lump sum, in accordance with Paragraph 10.c.i and/or 10.c.ii of this Agreement.

(iii)        Resignation For Cause –Diminution In Duties. In the event the Board materially reduces the scope and/or authority of Executive’s duties of the Executive Positions, then Executive may terminate this Agreement by giving the Company 30 days advance written notice. The Company shall have 30 days after receipt of notice from Executive setting forth the specific conduct that constitutes “Resignation for Cause,” to cure such conduct that would result in “Resignation for Cause.” Executive may not terminate this Agreement “For Cause” unless and until he has provided the Company with at least 30 days prior written notice of his intent to “Resign for Cause” (which notice must be provided within 60 days following: (x) the occurrence of the event(s) purported to constitute “Resignation for Cause;” or (y) if Executive did not know of the occurrence of any of such events, the date on which Executive had actual knowledge of the occurrence of any of such events) and has set forth in reasonable detail the specific conduct that would constitute “Resignation for Cause” and the specific provisions of this Agreement on which Executive relies.

In such event, Executive shall be entitled to payment in accordance with Paragraph 10.c.i and/or 10.c.ii of this Agreement. Notwithstanding anything herein to the contrary, in the event the Board removes Executive’s title of Chairman of the Board, or Chief Executive Officer or President (but not both), without otherwise materially reducing the scope and/or authority of his duties in the Executive Positions, that shall not constitute a diminution of Executive’s duties and shall not entitle him to any Severance Payment, as described below, should Executive choose to terminate his employment with the Company at such time.

(c)          Effect of Termination.

(i)          Payments. In the event Executive’s employment under this Agreement is terminated pursuant to Paragraph 10 (a) Executive’s rights and the Company’s obligations hereunder shall cease as of the effective date of the termination; provided, however, that the Company shall pay the Executive: (i) his Monthly Salary, prorated through the Termination Date; (ii) his Business Expense Reimbursements through the Termination Date; (iii) his Medical Insurance Reimbursement and any other benefits due to Executive, prorated through the Termination Date; and (iv) if terminated by the Company, and subject to Executive’s compliance with the requirements of Paragraphs 10 (c)(iii) and (iv), the “Severance Payment” as defined and calculated pursuant to Paragraph 10 (c)(ii). All payments (other than the Severance Payment, which will be made as set forth in Paragraph 10(c) (ii), will be made in accordance with the Company’s regular payroll procedures through the Termination Date; and the full payment all of payments and benefits due to Executive upon termination shall completely and fully discharge and constitute a release by Executive of any and all obligations and liabilities of the Company to him, including, without limitation, the right to receive Monthly Payment, options and all other compensation or benefits provided for in this Agreement, and Executive shall not be entitled to any further compensation, options, or severance compensation of any kind, and shall have no further right or claim to any compensation, options, benefits or severance compensation under this Agreement or otherwise against the Company or its affiliates, from and after the date of such termination, except as provided by the terms of the Stock Option Agreement entered into between Executive and the Company, and any benefit plan under which Executive is participating.

(ii)         Severance. In the event of a termination of this Agreement by the Company other than for Cause, Executive will be entitled to a severance payment (the “Severance Payment”) equal to the lesser of: (i) twelve (12) Monthly Payments and twelve (12) months of Medical Expense Reimbursement then in effect on the date of the Company’s Termination Notice, or (ii) the number of Monthly Payments and Medical Expense Reimbursements due to Executive between the date of the Termination Notice and the end of Executive’s term as set forth in Paragraph 2. Additionally, to the extent the Board has provided Executive with performance goals upon which part or all of Executive’s Bonus shall be based upon and the Board has, in its sole discretion, determined that any such performance goals have been met as of the date of the Termination Notice, any portion of Executive’s Bonus attributable to the completion of such performance goals shall be included in the Severance Payment. Company’s payment of the Severance payment shall be conditioned upon: (a) Executive having delivered to the Company the General Release substantially in the form of Appendix C attached hereto and (b) a written statement of Executive’s compliance with the provisions of this Paragraph 10, including but not limited to clauses (iii) and (iv) hereof. The Severance Payment shall be subject to any applicable tax withholdings.

(iii)        Return of Documents and Property. Upon the expiration or termination of Executive’s employment with the Company, or at any time upon the request of the Company, Executive (or his heirs or personal representatives) shall deliver to the Company in good order: (a) all documents and materials (including, without limitation, computer files) containing Trade Secrets and Confidential Information relating to the business and affairs of the Company or its affiliates; (b) all documents, materials, equipment and other property (including, without limitation, computer files, computer programs, computer operating systems, computers, printers, scanners, pagers, telephones, credit cards and ID cards) belonging to the Company or its affiliates, which in either case are in the possession or under the Executive’s control (or the control of his heirs or personal representatives); and (c) all corporate records of the Company, including minute books, accounting related materials, audit related materials, attorney correspondence, and any other such records which may be in Executive’s possession.

(iv)        Survival of Certain Provisions. Notwithstanding anything to the contrary contained herein, if this Agreement is terminated or expires, the provisions of Paragraphs 5, 6, 7, 8, 9, 10, 12 and 13 of this Agreement shall survive such termination or expiration and continue in full force and effect.

(v)         Relinquishment of Authority. Notwithstanding anything to the contrary set forth herein, upon written notice to Executive, the Company may immediately relieve Executive of all his duties and responsibilities hereunder and may relieve Executive of authority to act on behalf of, or legally bind, the Company. However, such action by the Company shall not alter the Company’s obligations to Executive with regard to the procedure for a termination.

11.         Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Executive, Executive shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

12.         No Reliance on Representations.

Executive acknowledges that he is not relying, and has not relied, on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Agreement.

13.         Entire Agreements; Amendments.

This Agreement sets forth the entire understanding with respect to Executive employment by the Company, supersedes all existing agreements between Executive and the Company concerning such employment, and may be modified only by a written instrument duly executed by each of Executive and the Company.

14.         Waiver.

Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

15.         Construction.

Executive and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Executive and the Company and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa. The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

16.         Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

17.         Notices.

All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made by (i) certified mail, return receipt requested, (ii) nationally recognized overnight courier delivery, (iii) by facsimile transmission provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party or (iv) hand delivery as follows:

To the Company:

Armada Oil, Inc.

10777 Westheimer Road

Suite 1100

Houston, Texas 77042

With a copy (which shall not constitute notice) to:

Joseph Sierchio, Esq.

Sierchio & Company, LLP

430 Park Avenue

Suite 702

New York, NY 10022

Fax: (212) 246-3039

To Executive:

James J. Cerna, Jr.

[ADDRESS]

or to such other address, facsimile number, or email address, as is specified by a party by notice to the other party given in accordance with the provisions of this Paragraph 17. Any notice given in accordance with the provisions of this Paragraph 17 shall be deemed given (i) three (3) business days after mailing (if sent by certified mail), (ii) one (1) business day after deposit of same with a nationally recognized overnight courier service (if delivered by nationally recognized overnight courier service), or (iii) on the date delivery is made if delivered by hand or facsimile.

18.         Counterparts; Delivery by Facsimile.

(a)          This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by Executive and the Company and delivered to the other, it being understood that Executive and the Company need not sign the same counterpart. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

(b)          This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

19.         Disclosure and Avoidance of Conflicts of Interest.

During Executive’s employment with the Company, Executive will promptly, fully and frankly disclose to the Company in writing:

(a)          the nature and extent of any interest Executive or his Affiliates (as hereinafter defined) have or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Company or any subsidiary or affiliate of the Company;

(b)          every office Executive may hold or acquire, and every property Executive or his Affiliates may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Company or Executive’s duties and obligations under this Agreement;

(c)          the nature and extent of any conflict referred to in subsection (b) above; and

(d)          Executive acknowledges that it is the policy of the Company that all interests and conflicts of the sort described herein be avoided, and Executive agrees to comply with all policies and directives of the Board from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described herein. During Executive’s employment with the Company, without Board approval, in its sole discretion, Executive shall not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or Executive’s duties or obligations under this Agreement or that would otherwise prevent Executive from performing Executive’s obligations hereunder, and Executive represents and warrants that Executive or his Affiliates have not entered into any such agreement, arrangement or understanding.

20.         Code Section 409A.

This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A of the Internal Revenue Code of 1986, as amended from time to time and the Treasury Regulations thereunder (the “Code”), and any payment scheduled to be made hereunder that would otherwise violate Section 409A of the Code shall be delayed to the extent necessary for this Agreement and such payment to comply with Section 409A of the Code.

21.         Definitions.

For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Company’s Business” means the Company’s business activities and operations as conducted during the term of this Agreement, together with all services provided or planned by the Company or any of its Affiliates, during Executive’s relationship with the Company.

“Confidential Information” shall mean any and all information in addition to Trade Secrets used by, or which is in the possession of the Company and relating to the Company’s business or assets specifically including, but not limited to, information relating to the Company’s products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, in each case to the extent that such information is not required to be disclosed by applicable law or compelled to be disclosed by any governmental authority. Notwithstanding the foregoing, the terms “Trade Secrets” and “Confidential Information” do not include information that (i) is or becomes generally available to or known by the public (other than as a result of a disclosure by the Executive), provided, that the source of such information is not known by Executive to be bound by a confidentiality agreement with the Company; or (ii) is independently developed by Executive without violating this Agreement.

“Discoveries and Works” includes, by way of example but without limitation, Trade Secrets and other Confidential Information, patents and patent applications, service marks, and service mark registrations and applications, trade names, copyrights and copyright registrations and applications and all materials, information, inventions, discoveries, developments, methods, compositions, concepts, ideas, writings, computer code and the like (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Executive (whether alone or with others, whether or not during normal business hours and whether on or off Company premises) during the term of this Agreement that relate to either the Company’s Business or any prospective activity of the Company or any of its Affiliates.

“Intellectual Property” means with respect to the Company’s Business, all U.S. and foreign (a) patents and patent applications and all reissues, renewals, divisions, extensions, provisional patents, continuations and continuations in part thereof, (b) inventions (regardless of whether patentable), invention disclosures, trade secrets, proprietary information, industrial designs and registrations and applications, mask works and applications and registrations, (c) copyrights and copyright applications and corresponding rights, (d) trade dress, trade names, logos, URLs, common law trademarks and service marks, registered trademarks and trademark applications, registered service marks and service mark applications, (e) domain name rights and registrations, (f) databases, customer lists, data collections and rights therein, (g) confidentiality rights or other intellectual property rights of any nature, in each case throughout the world; (h) ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data, rights, and claims related to the foregoing; and (i) Discoveries and Works.

“Person” means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization.

“Trade Secrets” shall mean all confidential and proprietary information belonging to the Company (including current client lists and prospective client lists, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information.

22.         Further Assurances. The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

23.         Governing Law. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, County of New York for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have entered into this Employment Agreement as of the date first written above.

Armada Oil, Inc.

By:
Name:	Will E.D. Matthews
Title:	Director, Chairman of the Compensation Committee

James J. Cerna, Jr.

By:
Name:	James J. Cerna, Jr.

Appendix A

List of Prior Works and Discoveries

Inventor: United States Patent US 6,260,041 B1 “Apparatus and method of Implementing Fast Internet Real-Time search Technology (FIRST)

Inventor: United States Patent Application entitled, “SYSTEM AND METHOD FOR MARKETING A CARBON NEUTRAL PRODUCT” Filed: June 22, 2007; Serial No.: 11/821,208